Exhibit 99.2

First Quarter 2026 Earnings Conference Call – CEO Prepared Remarks – Scott Pomeroy

Format note: These prepared remarks are posted to our Investor Relations website alongside the earnings news release and slide presentation in advance of the earnings call. Rather than reading these remarks during the call, we will host a live, video-based earnings webcast to engage directly with investors and respond to questions in real time.

Before we begin, please note that certain statements made during today’s call may be considered forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements made today speak only as of today, and the Company undertakes no obligation to update these statements except as required by law. In addition, during this call, we will make reference to certain non-GAAP financial measures. A reconciliation of these non-GAAP financial measures are available on the Investor Relations section of our website.

Today, the Company posted its earnings news release, slide presentation and prepared remarks to the Investor Relations section of its website. Today’s session will be conducted as a live, video-based earnings call. Scott Pomeroy, CEO, Brooke Turk, CFO, and Jeremy Schneiderman, CEO of Drone Nerds will be responding to questions from participants. The discussion today will focus on first quarter 2026 results. Additional information may be referenced from the materials available on the Company’s Investor Relations website.

TO SCOTT POMEROY, CEO of XTI AEROSPACE

Good afternoon, everyone, and thank you for joining us today.

Since January 2026, XTI Aerospace has undergone a significant strategic transformation following the acquisition of Drone Nerds and the repositioning of the Company around a broader unmanned systems platform. Today’s discussion is focused on how we are executing against that transition, improving the operating profile of the business, and positioning the Company for sustainable long-term growth and cash flow improvement.

The theme for today’s discussion is execution, operating discipline, and cash flow improvement.

Let me briefly outline today’s discussion. I will begin with an overview of the business, our strategic priorities, and key developments during the first quarter. Jeremy Schneiderman, our CEO of Drone Nerds will then review the operational performance of Drone Nerds and provide additional detail around customer activity, market trends, and go-to-market execution. Brooke Turk, our CFO, will then review our first quarter 2026 financial results, liquidity position, and outlook for the remainder of the year. I will return afterward with a few closing remarks before we open the call for questions.

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Strategic Transformation and Operating Focus

Since November 2025, we have been in the process of a significant transformation of the business. XTI has evolved from a long-term, capital-intensive aircraft development company into a revenue-generating operating platform centered around Drone Nerds and the broader unmanned systems ecosystem.

As we sit here today, the core focus of the Company is the performance and execution of Drone Nerds as the operating foundation of the platform. The key question we are focused on answering for investors is straightforward:

Why do we believe Drone Nerds can continue to grow at attractive rates over time, expand margins meaningfully, and support a path toward positive average monthly cash flow?

We recognize that our investors are looking at our operating performance, not simply long-term concepts, and our focus this year is on demonstrating measurable operational progress quarter by quarter.

The first quarter of 2026 is the first full quarter of operations since we closed the acquisition of Drone Nerds in November 2025, and the first full quarter following the Company’s strategic transition.

Cost Structure, Cash Flow and Capital Allocation

Over the past quarter, we has been systematically reducing our operating cost structure and lowering cash burn across the organization as we align the business around the operating platform we have today rather than the development-stage structure we operated under historically.

Based on our current operating plan and assumptions, we expect to achieve positive and growing cash flow from operations by Q3 FY2026, with continued growth expected through the balance of the year as we scale revenue and deliver EBITDA growth.

Importantly, our near-term priorities remain centered on growing revenue within our Drone Nerds operating platform and driving sustained financial performance and cash flows from operations.

While we continue to evaluate opportunities across defense applications and manufacturing, those initiatives are being approached selectively and with financial discipline. Said simply, any investment in those strategic opportunities is limited to a small number of key personnel, advisors and specialty consultants and all related costs are embedded in our guided numbers.

Our focus remains clear: improve margins, eliminate cash burn, strengthen liquidity, and continue building long-term shareholder value through disciplined execution.

With that, I’ll turn the call over to Jeremy to provide additional detail on our operational performance during the first quarter.

May 14, 2026	Page 2 of 9

TO JEREMY SCH NEIDERMAN, CEO of DRONE NERDS

First Quarter 2026 Operational Performance

Thank you, Scott.

We believe the first quarter provided important validation of the direction we outlined earlier this year.

At the operating level, Drone Nerds continued to execute well across the core business, with performance supported by continued momentum in our direct (enterprise/B2B) channel, representing approximately 28% of total revenue during the quarter. We expect to drive disproportionate growth in 2026 and have invested significantly in building our sales and marketing team over the past several months to support our revenue growth objectives.

Sales activity remained broad-based across government, public safety, infrastructure and surveying, energy and utilities, agriculture, education, mining, broadcasting, and other enterprise end markets. We believe this diversification continues to strengthen the overall quality and durability of the platform while reducing dependence on any single customer category or market vertical.

During the quarter, we secured new public-sector relationships across multiple state and county agencies including the states of: Colorado, Ohio, Texas, and Florida, along with new education partnerships with Oregon State University and Hinds Community College.

We also executed several product and partnership launches during the quarter spanning NDAA-compliant enterprise platforms, agricultural drone solutions, professional imaging technologies, and adjacent workflow offerings that we believe strengthen the platform and broaden our enterprise positioning.

We believe the combination of enterprise channel expansion, increased direct customer engagement, accelerating sales activity exiting the quarter, continued new-logo additions, and expanding enterprise solution offerings reflect the operating focus we have been executing against and supports our expectations for continued growth through the balance of the year.

Importantly, we do not view Drone Nerds as simply a reseller or transactional distribution business. We believe the combination of enterprise relationships, technical integration expertise, OEM-agnostic positioning, recurring customer engagement, and real-time market intelligence creates a differentiated platform that becomes increasingly difficult to replicate at scale.

Market Trends and NDAA Demand Environment

We continue to believe the broader drone and unmanned systems market remains in the early stages of long-term adoption growth.

Across both enterprise and government customers, we continue to see increasing focus on operational deployment, automation, inspection workflows, public safety applications, infrastructure monitoring, and secure domestic sourcing requirements. Customer conversations are increasingly centered around scalability, compliance, reliability, and long-term platform support rather than early-stage experimentation.

Customer focus on NDAA compliance and domestic sourcing also continues to accelerate across government, public safety, infrastructure, utilities, education, and other critical industry verticals.

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Following the Federal Communications Commission’s (“FCC”) December 2025 action related to foreign-produced unmanned aircraft systems, customers are increasingly evaluating compliant and domestically aligned drone solutions, particularly where federal funding or critical infrastructure requirements are involved.

We continue to see enterprise customers adopting mixed-fleet strategies, utilizing existing platforms where permitted while simultaneously building compliant solutions for federally connected work and long-term operational requirements.

We believe Drone Nerds is well positioned within that environment given our OEM-agnostic platform, enterprise relationships, market visibility, and growing portfolio of NDAA-aligned and compliant solutions.

Sales Pipeline and Go-to-Market Expansion

Looking ahead, our pipeline entering the second quarter and second half of the year remains active across both enterprise and government channels.

Sales pipeline activity strengthened throughout the first quarter and accelerated entering the second quarter. New enterprise B2B opportunities in Q1 totaled approximately 2,990 units, up approximately 8% year over year, with momentum continuing into April.

We continue to see encouraging activity levels across both new customer opportunities and existing account expansion.

As we have discussed previously, portions of the drone industry tend to be weighted toward the second half of the year due to customer budgeting cycles, government procurement timing, infrastructure deployment schedules, agricultural seasonality, and broader operational timing across several end markets.

Operationally, we have fulfilled our planned expansion of our sales and marketing teams to drive planned growth through the balance of the year.

At the same time, we selectively increased our investments in other sales and marketing initiatives supporting the demand generation initiatives producing the strongest returns across the enterprise platform.

We also continued investing selectively in enterprise sales coverage, government channel development, industry engagement, and demand generation programs supporting our direct B2B growth initiatives.

Margin Expansion and Operating Efficiency

We continue to see opportunities for margin improvement through operating leverage, enterprise mix expansion, services growth, procurement efficiencies, software-enabled workflows, and broader platform scale over time.

As the business mix continues shifting toward direct enterprise engagement, services, training, support, and higher-value integrated solutions, we believe the platform has the ability to generate structurally higher margins over time.

We are confident in our sales growth pacing through the balance of the year to achieve our planned revenue growth, with full year gross profit margins in the 19% to 21% range, and EBITDA margins in the 9.0% to 10.0% range.

With that, I’ll now turn the call over to Brooke to review our first quarter financial results and outlook.

May 14, 2026	Page 4 of 9

TO BROOKE TURK, CFO of XTI AEROSPACE

First Quarter 2026 Earnings Conference Call — CFO Prepared Remarks

Good afternoon, everyone.

The first quarter of 2026 reflected further execution against the strategic and financial initiatives we outlined earlier this year. During the quarter, we streamlined the business through the divestiture of the Inpixon RTLS business, strengthened our liquidity position with the establishment of a $20 million ABL facility with JPMorgan, and received approximately $7.4 million in net proceeds from warrant exercises.

As we move through 2026, we remain focused on disciplined execution, driving the growth of our Drone Nerds platform, improving operating performance, and transitioning to positive adjusted EBITDA and cash flow.

With that context, I will walk through our first quarter financial results, including revenue performance, margins, operating expenses, cash flow, and balance sheet activity, followed by additional commentary on our outlook for the remainder of 2026.

First Quarter 2026 Results

Revenue for the first quarter 2026 was $27.7 million, driven by the performance of its UAS solutions platform following the acquisition of Drone Nerds in November 2025. The Company had no revenue in 2025.

The $27.7 million revenue in the first quarter of 2026 is in line with our expectations. As a reminder, the first quarter of each year is typically the lowest for us, while the fourth quarter is normally the highest for us due to seasonality factors Jeremy just noted.

Gross profit was $5.1 million, representing a gross margin of 18.6%. This margin reflects the product mix and operating model of our UAS distribution and services business, which includes hardware sales, accessories, and related support services. As the enterprise services component of our product mix grows, including training, maintenance, and fleet sustainment, we would expect margin improvement over time, based on our current assumptions, as services have higher margins than hardware distribution.

General and Administrative Expenses

G&A expenses for the first quarter of 2026 were $11.7 million, compared to $6.8 million in the prior year. The increase was driven by higher personnel-related costs including stock-based compensation, and operating expenses attributable to the Drone Nerds acquisition.

Other Income (Expense)

Other expense, net was $21.4 million in the first quarter of 2026, compared to $2.5 million in 2025. The change between periods was primarily due to the recognition of a $21.4 million loss related to the change in fair value of the warrants in 2026, partially offset by $2.0 million of warrant issuance expense related to financing transactions in 2025.

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Net Loss and Earnings Per Share

Net loss from continuing operations was $31.7 million for the first quarter of 2026, compared to $10.7 million for the same period last year. Net loss from continuing operations per share was $0.91 during 2026, compared to $3.16 per share during 2025. The increase in net loss was primarily due to a $21.4 million change in the fair market value of the warrants in 2026.

The change in net loss per share was also impacted by the additional issuance of common shares during 2025.

Segment Reporting

Beginning in early 2026, the Company operated through two reportable segments: UAS and Autonomous Defense Systems (“ADS”). The UAS segment reflects the operations of Drone Nerds beginning on November 10, 2025, while the ADS segment is now building a core capability around the design, development, and production of unmanned platforms, with an emphasis on serving defense customers and supporting domestic procurement initiatives aligned with U.S. national security priorities.

UAS Segment

For the three months ended March 31, 2026, the UAS segment generated revenue of $27.7 million and gross profit of $5.1 million, representing a gross margin of 18.6 percent. This segment accounted for 100 percent of consolidated revenue for the period. Operating expenses consisted primarily of sales and marketing expenses associated with distribution activities and general and administrative expenses required to support the operations of Drone Nerds following the acquisition. There was no revenue or gross profit from this segment in the prior year period.

Autonomous Defense Systems (“ADS”) Segment

For the three months ended March 31, 2026, the ADS segment did not generate revenue. Operating expenses for this segment consisted primarily of research and development costs related to unmanned platforms, with an emphasis on serving defense customers and supporting domestic procurement initiatives aligned with U.S. national security priorities, as well as general corporate expenses supporting ongoing efforts.

Cash Flows

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026, was $10.5 million, compared to $15.2 million in the prior year. The decrease in cash used in operating activities between the periods was primarily related to cash provided by the UAS segment and reductions in cash used in the ADS segment and corporate overhead, offset in part by the aggregate impact of changes in operating assets and liabilities.

Investing Activities

Net cash used in investing activities was $0.8 million in 2026, compared to $0.1 million in 2025. During 2026 and 2025, we invested $0.1 million in capex for property and equipment. During 2026, we paid $0.7 million related to the disposal of Inpixion. We expect our 2026 capital spending to be relatively limited based on our current operating plan and assumptions.

Financing Activities

Net cash provided by financing activities in 2026 was $9.5 million, compared to $19.2 million in 2025. During 2026, the Company received $7.4 million from the exercise of warrants. Additionally, we borrowed $4.6 million on the line of credit entered into earlier this year. We repaid $2.0 million of debt in 2026.

During 2025, we received $21.7 million from the issuance of common stock and pre-funded warrants as well as $1.7 million from the ATM stock offering. These inflows were partially offset by the repayment of debt and preferred stock redemptions totaling $4.1 million in 2025.

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Balance Sheet and Liquidity

As of March 31, 2026, the Company held $15.2 million of unrestricted cash and cash equivalents.

Total debt as of March 31, 2026, was $10.6 million. Over the next twelve months, we expect to use our cash and operating cash flows to support continued organic growth of XTI based on our current operating plan and assumptions.

In February 2026, we entered into a $20 million asset-based revolving credit facility with JPMorgan Chase. As of March 31, 2026, there was $4.6 million drawn under the revolving credit facility and $8.1 million of remaining availability on the borrowing base.

Unaudited Supplemental Combined Financial Information

The Company has provided unaudited supplemental financial information of the combined company in its earnings press release and its earnings presentation. Such financial information combines XTI and Drone Nerds historical operating results as if the businesses had been operated together on a combined basis during prior periods. This financial information is intended to illustrate the current operating footprint of the Company following the acquisition of Drone Nerds and divestiture of the Company’s Industrial IoT / Real-Time Location Systems business.

For the avoidance of doubt, the unaudited supplemental combined financial information was not prepared in accordance with Article 11 of Regulation S-X and differs from the unaudited Pro Forma condensed combined financial information included in the Pro Forma 8-K/A filing dated February 9, 2026 filed with the SEC (the “Pro Forma 8-K Filing”), which was prepared in accordance with Article 11 of Regulation S-X. Accordingly, the unaudited supplemental combined financial information was not prepared in accordance with Article 11 of Regulation S-X and is presented for illustrative purposes to assist investors in understanding the operational performance of the combined business, timing and operational impact of the acquisition, and integration of the combined business, and should not be considered a substitute for the Pro Forma financial information included in the Company’s prior filings prepared in accordance with Article 11 of Regulation S-X.

Consequently, the unaudited supplemental combined financial information is intentionally different from, but does not supersede, the Pro Forma financial information set forth in the Pro Forma 8-K Filing or the Pro Forma financial information set forth in the Company’s most recent annual report on Form 10-K

In addition, the unaudited supplemental combined financial information does not purport to indicate the results that actually would have been obtained had the companies been operated together during the periods presented, or which may be realized in the future. The unaudited supplemental combined financial information has no impact on XTI or Drone Nerds previously reported consolidated balance sheets or statements of operations, cash flows or equity.

1Q 2026 vs. 1Q 2025 Pro Forma Comparison

Generally accepted accounting principles (“GAAP”) revenue was $27.7 million for the three months ended March 31, 2026, compared to Pro Forma revenue of $30.6 million for the same period in 2025. It is important to note that revenue trends during Pro Forma periods of the fourth quarter of 2024, first quarter of 2025, and fourth quarter of 2025 were all affected by unusual timing factors and did not follow our normal seasonal patterns, which I’ll explain further below:

The Pro Forma first quarter of 2025 benefited from sales that were delayed from late 2024 because of product supply shortages. Once products became available again, many of those delayed sales were completed in the first quarter of 2025.

In contrast, some sales that normally would have occurred in the first quarter of 2026 instead happened earlier, during late 2025, as customers accelerated purchases ahead of expected FCC regulations related to foreign-made drones. As a result, in the first quarter of 2026 revenue was lower compared to the unusually strong Pro Forma revenue in the first quarter of 2025.

GAAP gross profit was $5.1 million for the three months ended March 31, 2026, compared to Pro Forma gross profit of $7.2 million for the three months ended March 31, 2025. GAAP gross profit as a percentage of revenue was 18.6 percent, compared to 23.6 percent for Pro Forma gross profit as a percentage of revenue for the three months ended March 31, 2025. The decrease in gross profit is due to the same unusual timing factors mentioned above. Additionally, as products became available, we focused on higher margin sales.

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Adjusted EBITDA was negative $4.9 million for the three months ended March 31, 2026, compared to negative $7.8 million for the three months ended March 31, 2025. The decrease in adjusted EBITDA was primarily due to an increase in personnel-related costs including stock-based compensation, professional fees and public company costs.

Outlook: Full Year 2026

As we look ahead to 2026, we continue to operate from a significantly different foundation than in prior years following the transformation of the business and the addition of Drone Nerds. As a result, our financial profile, operating priorities and growth opportunities have evolved meaningfully compared to prior periods.

Based on our current operating plan and assumptions, we continue to expect full-year 2026 revenue of approximately $160 million or greater, gross profit margins of 19% to 21% and EBITDA margins for the UAS division of 9% to 10%. Our outlook reflects expected contribution from existing customer relationships within Drone Nerds, continued pipeline activity across enterprise and government channels, expanding product offerings and ongoing opportunities within defense-related markets.

Revenue: Full Year 2026

I also want to provide some additional context around the cadence of our revenue throughout 2026, as we recognize this is an important area of focus for investors. Demand patterns within the enterprise, government and defense drone markets are not evenly distributed across the year and tend to build as procurement and deployment cycles progress. Government agencies typically move through budgeting and purchasing processes over several quarters, with purchasing activity and deployments often increasing in the second half of the year. In addition, our business has historically experienced seasonal trends that result in a stronger fourth quarter relative to earlier periods in the year.

As a result, we would expect revenue in the first half of the year to be more moderate relative to the back half of the year, consistent with historical operating patterns and our current planning assumptions. During the first half, we continue to invest in customer relationships, certifications, product offerings, and strategic initiatives that we believe position the business for stronger activity later in the year. Based on our current assumptions and operating plan, we continue to expect full-year revenue of $160 million or greater and will provide updates as the year progresses.

Liquidity Structure and Capital Allocation

As of March 31, 2026, the Company had $15.2 million of unrestricted cash and cash equivalents, $4.6 million drawn and $8.1 million of remaining availability on the borrowing base under its credit facility.

We intend to execute a capital strategy that is designed to support disciplined growth, fund targeted acquisitions, and invest in the development of our operating divisions. We will work in coordination with our financial advisors to evaluate financing alternatives that optimize flexibility and preserve shareholder value.

We expect to end the year between $15 million and $17 million in cash and cash equivalents. From a liquidity and cash flow perspective, we made meaningful progress during the first quarter as we continued executing on our cost reduction and operational realignment initiatives. Adjusted EBITDA improved significantly compared to prior periods, with our adjusted EBITDA loss improving from approximately negative $10 million in fourth quarter 2025 to approximately negative $5 million this quarter, reflecting the impact of actions taken to streamline operations, reduce spending and better align our cost structure with the current scale and focus of the business. Therefore, we are on track to cross the key threshold which should result in the permanent transition from our historical cash burn to positive cash flow during the third quarter of 2026. From there, we expect to continue to deliver ongoing and increasing positive cash flow during our fourth quarter of 2026 and beyond.

In addition, we expect to have between $5 million and $10 million in available capacity under our ABL facility as of December 31, 2026.

Share Count and Capital Structure

I want to address our capitalization directly, as I know this is a topic of interest. Our current share structure includes common shares outstanding, pre-funded warrants, and common shares issuable upon the exchange of Class B units beginning May 1, 2026. Our fully diluted share count reflects these instruments.

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TO SCOTT POMEROY

Before we open the call for questions, I want to leave investors with a few key takeaways about where we are as a company and how we are approaching the business going forward.

First, we believe the transformation of XTI Aerospace since the beginning of the year has fundamentally changed the operating profile of the Company.

Today, XTI is centered around a revenue-generating operating platform led by Drone Nerds, supported by enterprise relationships, recurring customer engagement, and growing market visibility across the unmanned systems ecosystem.

That shift has changed how we allocate capital, evaluate opportunities, and measure execution internally. Our primary focus today is operational performance, margin improvement, cash flow discipline, and building a sustainable platform capable of generating long-term shareholder value.

Second, we believe the first quarter provided important evidence that the platform continues moving in the right direction.

We saw continued expansion in our enterprise B2B business, growing public-sector engagement, increasing demand for NDAA-compliant and domestically aligned solutions, improving pipeline activity entering the second quarter, and continued progress on our restructuring and cost reduction initiatives.

We believe these actions are helping reposition the Company around a more scalable and financially disciplined operating structure while supporting our objective of achieving positive consolidated adjusted EBITDA and cash flow during the third quarter of 2026 based on our current operating plan and assumptions.

Third, we continue to believe the broader industry backdrop remains favorable.

Across enterprise, government, public safety, infrastructure, energy, agriculture, and defense markets, unmanned systems are increasingly moving from early-stage adoption into operational deployment at scale. At the same time, demand for compliant, secure, and domestically aligned drone solutions continues to increase across the market.

We believe Drone Nerds is well positioned within that environment given its OEM-agnostic platform, enterprise relationships, technical integration capabilities, and real-time market intelligence across multiple verticals.

And finally, we remain disciplined and measured in how we approach future growth opportunities.

Our focus remains clear: improve margins, grow positive cash flow, strengthen liquidity and continue building long-term shareholder value through disciplined execution.

I want to thank our employees, customers, partners, and shareholders for their continued support.

Thank you.

Scott Pomeroy

Chief Executive Officer

XTI Aerospace, Inc.

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